Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Second Quarter 2019 Results

– Generated $12 million in GAAP net income from continuing operations and $26 million in adjusted EBITDA from continuing operations in 2Q 2019 –

– Delivered second quarter 2019 revenue of $102 million, primarily driven by LINZESS® (linaclotide) collaboration revenue of $75 million and linaclotide API sales of $25 million –

– Grew LINZESS prescription demand by 13% year-over-year in 2Q 2019 –

– Progressed GI pipeline with positive data from linaclotide Phase IIIb trial and initiation of MD-7246 Phase II trial; MD-7246 and IW-3718 data readouts expected 2H 2020 –

CAMBRIDGE, Mass., July 30, 2019 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its second quarter 2019 results and recent business activities.

“The second quarter marked the beginning of a new chapter for Ironwood, as we began executing on our vision to become a leading GI-focused company,” said Mark Mallon, chief executive officer of Ironwood. “Our strategy remains clear – accelerate growth of LINZESS, advance our late-stage U.S. GI pipeline, and strengthen our corporate and financial profile. We made significant progress across each of these areas during the second quarter. Our flagship product, LINZESS, showed impressive year-over-year prescription demand growth of 13%, with strong growth continuing into the third quarter. We also made strides across our GI pipeline, highlighted by the positive linaclotide Phase IIIb results and the initiation of our Phase II trial with MD-7246, and we look forward to critical data readouts expected from both MD-7246 and IW-3718 next year. Finally, and importantly, we delivered profits in the second quarter – a significant milestone for the company. This is an exciting time for all of us at Ironwood as we continue to execute on our GI-focused strategy, which we believe will generate outstanding value for patients, shareholders, and our fellow employees.”

Second Quarter 2019 Financial Highlights1

(in thousands, except for per share amounts)

	2Q 2019	2Q 2018
Total revenues	$ 102,215	$ 81,106
Total costs and expenses	80,638	95,783
GAAP net income (loss) from continuing operations	12,283	(24,137)
GAAP net income (loss)	12,283	(49,380)
GAAP net income (loss) per share	0.08	(0.32)
Adjusted EBITDA from continuing operations	25,645	(6,946)
Non-GAAP net income (loss)	16,032	(32,928)
Non-GAAP net income (loss) per share	0.10	(0.22)

1.   Refer to the reconciliation of GAAP results to Non-GAAP Financial Measures tables and to the reconciliation between GAAP Net Income (Loss) from Continuing Operations and adjusted EBITDA from continuing operations table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Second Quarter 2019 Corporate Highlights

U.S. LINZESS

•                 LINZESS (linaclotide) U.S. net sales, as provided by Ironwood’s U.S. collaboration partner Allergan plc, were $196 million in the second quarter of 2019. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–                Total LINZESS prescription demand in the second quarter of 2019 included approximately 32 million LINZESS capsules, a 13% increase compared to the second quarter of 2018, per IQVIA.

–                Ironwood recorded $75 million in collaboration revenue in the second quarter of 2019 related to sales of LINZESS in the U.S, compared to $69 million in the second quarter of 2018. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–                Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $115 million in the second quarter of 2019, compared to $100 million in the second quarter of 2018. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–                As previously disclosed, Ironwood and Allergan filed a lawsuit in November 2016 against certain generic drug manufacturers who had submitted to the FDA Paragraph IV certification notice letters regarding Abbreviated New Drug Applications (ANDAs), requesting approval to engage in commercial manufacture, use, sale and offer for sale of proposed generic versions of LINZESS.

▪                 The trial for the ANDA lawsuit was originally scheduled to begin on June 17, 2019. However, the trial was postponed as a result of the unavailability of one of the expert witnesses for the generic drug manufacturer defendants to testify in person at the trial due to a serious health issue. In July 2019, the parties to the ANDA lawsuit filed a proposed stipulation with the Delaware District Court. Subject to the court’s approval, the stipulation provides for the trial to be rescheduled to begin on January 7, 2020.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended June 30,
	2019	2018
LINZESS U.S. net sales	$195,958	$191,826
Allergan & Ironwood commercial costs and expenses	66,730	76,726
Commercial margin	66%	60%
Allergan & Ironwood R&D Expenses	14,474	15,482
Total net profit on sales of LINZESS	$114,754	$99,618
Full brand margin	59%	52%

1.   Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

GI Pipeline

•                 Linaclotide. In June 2019, Ironwood and Allergan reported positive topline data from the Phase IIIb clinical trial evaluating LINZESS 290 mcg on multiple abdominal symptoms (bloating, pain and discomfort) in adult patients with irritable bowel syndrome with constipation (IBS-C). The companies began communicating these additional benefits of LINZESS to healthcare practitioners in July 2019.

–                The trial met its primary multi-component endpoint with statistical significance, demonstrating that LINZESS improved the overall abdominal symptoms of bloating, pain and discomfort in adult IBS-C patients compared to placebo. The trial also met both secondary endpoints. LINZESS was well-tolerated in this trial, with the most commonly reported adverse event being diarrhea.

–                The trial was designed to evaluate the safety and efficacy of LINZESS on the overall abdominal symptoms of bloating, pain and discomfort, which are part of IBS-C patients’ reported real-world experience. Communication of these data to healthcare practitioners has the potential to both broaden their understanding of the appropriate LINZESS patient and help patients in need find relief.

•                 IW-3718. Ironwood is currently enrolling patients in two pivotal Phase III trials of IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of persistent GERD. Data from the Phase III trials are expected in the second half of 2020.

–                The Phase III trials are identical, randomized, double-blind, placebo-controlled, multicenter trials that target enrolling approximately 1,320 total patients (660 in each trial) with persistent GERD who demonstrate evidence of pathological acid reflux.

–                Persistent GERD affects an estimated 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors (PPIs), the current standard of care.

•                 MD-7246. MD-7246, an investigational new product, is being evaluated by Ironwood and Allergan as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with certain GI diseases. MD-7246 is a delayed-release formulation of linaclotide designed to provide targeted delivery of linaclotide to the colon, where the majority of the abdominal pain associated with IBS-D is believed to originate, and to limit fluid secretion in the small intestine resulting in minimal impact on bowel function.

–                In May 2019, Ironwood and Allergan initiated patient dosing in a randomized, double-blind, placebo-controlled, parallel-group, dose-range-finding Phase II clinical trial evaluating MD-7246 in patients with abdominal pain associated with IBS with diarrhea (IBS-D). Data from the Phase II trial are expected in the second half of 2020.

–                The Phase II trial is designed to evaluate the safety, tolerability, treatment effect on abdominal pain, and dose response of MD-7246 administered orally to patients with abdominal pain associated with IBS-D. The trial is expected to enroll approximately 368 IBS-D patients who are randomized equally across three dose levels of MD-7246 or matching placebo, administered once daily over 12 weeks.

–                IBS-D affects an estimated 16 million Americans who suffer from frequent and bothersome abdominal pain with a limited number of treatment options available.

Global Collaborations and Partnerships

•                 LINZESS in Japan. Ironwood reported $24.9 million in sales of linaclotide active pharmaceutical ingredient (API) to Ironwood’s partner Astellas Pharma Inc. in the second quarter of 2019. LINZESS was approved for the treatment of adults with IBS-C in Japan in December 2016 and for the treatment of chronic constipation in August 2018, and is being commercialized in Japan by Astellas.

•                 LINZESS in China. Ironwood expects to launch LINZESS in China with its partner AstraZeneca in the second half of 2019. The LINZESS marketing application was approved by the National Medical Products Administration for adults with IBS-C in China in January 2019. Ironwood and AstraZeneca are jointly responsible for the commercialization of linaclotide in China, with AstraZeneca primarily responsible for local operational execution.

Additional Business Updates

•                 New Headquarters. In June 2019, Ironwood announced that the company plans to relocate its headquarters to a new office in downtown Boston from its current location in Cambridge, Massachusetts. Ironwood’s new headquarters will occupy approximately 39,000 square feet at 100 Summer Street. Ironwood anticipates the move to be completed in the fourth quarter of 2019, and expects to save more than $25 million in cash payments to its landlord over the following five years.

Second Quarter Financial Results

•                 Total Revenues. Total revenues in the second quarter of 2019 were $102.2 million, consisting of $75.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $24.9 million in sales of linaclotide API, $1.5 million in co-promotion revenue, and $0.8 million in royalty revenue.

•                 Operating Expenses. Operating expenses in the second quarter of 2019 consisted of $43.2 million in SG&A expenses, $28.8 million in R&D expenses, $11.3 million in cost of revenues, and $0.5 million in restructuring expenses, offset by a gain of approximately $3.2 million related to the modification of the Cambridge lease as of April 1, 2019.

•                 Interest Expense. Net interest expense was $8.8 million in the second quarter of 2019, primarily in connection with the 8.375% Notes funded in January 2017 and the approximately $336 million convertible debt financing funded in June 2015. Interest expense recorded in the second quarter of 2019 includes $4.7 million in cash expense and $4.7 million in non-cash expense.

•                 Loss on Derivatives. Ironwood recorded a loss on derivatives of $0.7 million in the second quarter of 2019 related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing.

•                 Net Income.

–                GAAP net income was $12.3 million, or $0.08 per share, in the second quarter of 2019, compared to GAAP net loss of $49.4 million, or $0.32 per share, in the second quarter of 2018. Non-GAAP net income was $16.0 million, or $0.10 per share, in the second quarter of 2019, compared to non-GAAP net loss of $32.9 million, or $0.22 per share, in the second quarter of 2018.

–                Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license, the impairment of acquired intangible assets in connection with Ironwood’s notice of termination of the lesinurad franchise, restructuring, and separation-related expenses. This is reflected in non-GAAP net income in the second quarter of 2019 and 2018 presented in this press release. See Non-GAAP Financial Measures below.

•                 Net Income from Continuing Operations. The separation of Ironwood and Cyclerion was completed on April 1, 2019. Beginning in the second quarter of 2019, Ironwood recast historical Cyclerion-related operations as discontinued operations.

–                Ironwood recorded $12.3 million in GAAP net income from continuing operations in the second quarter of 2019, and $9.6 million in GAAP net loss from continuing operations in the first half of 2019.

–                Ironwood did not incur any Cyclerion-related operations during the second quarter of 2019. Ironwood recorded $37.4 million in GAAP net loss from discontinued operations in the first half of 2019.

•                 Adjusted EBITDA from Continuing Operations. Adjusted EBITDA from continuing operations was $25.6 million in the second quarter of 2019 and $17.6 million in the first half of 2019. Adjusted

EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives, restructuring expenses, and separation expenses from GAAP net income (loss) from continuing operations. See non-GAAP Financial Measures below.

•                 Cash Flow Statement and Balance Sheet Highlights.

–                Beginning in the second quarter of 2019, Ironwood recast historical Cyclerion- related assets and liabilities as assets and liabilities of discontinued operations. As of April 1, 2019, Ironwood had transferred all Cyclerion-related assets and liabilities to Cyclerion pursuant to the separation agreement with Cyclerion.

–                Ironwood ended the second quarter of 2019 with $98.9 million of cash and cash equivalents.

–                Ironwood used $9.2 million in cash from operations in the second quarter of 2019.

–                In June 2019, Ironwood paid $9.2 million toward the principal payment on its 8.375% Notes.

Ironwood 2019 Financial Guidance

In 2019, Ironwood continues to expect:

2019 Guidance
Total revenue	$370 – $390 million
Net interest expense	~$35 million
Separation expenses[1]	$30 – $40 million
Restructuring expenses[2]	~$3 – $4 million
Adjusted EBITDA from continuing operations[3]	>$65 million
LINZESS net sales growth	Low-to-mid single digit % increase

1 Separation expenses were $2.6 million in the second quarter of 2019.

2 Restructuring expenses were largely incurred during the first quarter of 2019 in connection with the reduction in workforce commenced in February 2019. Total restructuring expenses in the second quarter of 2019 were $0.5 million.

3 Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives, restructuring expenses, and separation expenses from GAAP net income (loss) from continuing operations. Beginning in the second quarter of 2019, Ironwood is reporting in its financial statements GAAP net income (loss) from continuing operations which excludes discontinued operations related to Cyclerion.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad, and the impairment of intangible assets associated with Ironwood’s subsequent notice of termination of the lesinurad license agreement, if any. Ironwood also excludes restructuring and separation-related expenses from non-GAAP net income (loss). These adjustments are reflected in the non-GAAP net income (loss) in the second quarter of 2019 and 2018 presented in this press release. Non-GAAP adjustments are further detailed below:

•                 The gains and losses on the derivatives related to our convertible notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•                 The acquired intangible assets associated with the terminated U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.

•                 The contingent consideration balance associated with the terminated U.S. lesinurad license agreement with AstraZeneca is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period.

•                 Impairment of intangible assets is a non-cash charge that Ironwood considers to be non-recurring as it is associated with its notice of termination of the lesinurad franchise. As such, management believes that excluding the impairment of intangible assets provides more transparency into Ironwood’s continuing operations.

•                 Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•                 Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA from continuing operations, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP net income (loss) from continuing operations.

Ironwood also presents adjusted EBITDA from continuing operations, a non-GAAP measure. Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives, restructuring expenses, and separation expenses from GAAP net income (loss) from continuing operations. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA from continuing operations to net income (loss) from continuing operations on a GAAP basis, please refer to the tables at the end of this press release. Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA from continuing operations to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA from continuing operations including, without limitation, the mark-to-market adjustments on the derivatives related to its convertible notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time on Tuesday, July 30, 2019 to discuss its second quarter 2019 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 1896718. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on July 30, 2019 running through 11:59 p.m. Eastern Time on August 13, 2019. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 1896718. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of persistent gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated certain GI diseases.

Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch, commercial availability and commercial potential of linaclotide and our other product candidates and the drivers, timing, impact and results thereof; expectations regarding our ability to sustain net income and expectations and timing regarding our ability to attain or sustain positive cash flow and greater competitiveness and the resulting shareholder value; market size, commercial potential, prevalence, and the growth in, and potential demand for, linaclotide and other product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and other product candidates; our business and operations and any benefits or costs of the separation of Cyclerion; our plans to relocate from our Cambridge headquarters to a new Boston headquarters, the timing of the planned relocation, and the anticipated cost savings associated with the relocation and the amount and timing thereof; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies, including the MD-7246 Phase II trial and the IW-3718 Phase III trials; expected periods of patent exclusivity, durability and life of the respective patent portfolios for linaclotide and other product candidates; the strength of the intellectual property protection for linaclotide and other product candidates; future licensing and commercialization efforts; the potential for, and timing of, regulatory submissions and approvals for linaclotide and other product candidates, and the level of risk associated with the path to approval; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to total revenue, net interest expense, separation expenses, restructuring expenses, adjusted EBITDA from continuing operations and LINZESS net sales growth. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated, including that studies are delayed and discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed studies may not be replicated in later studies; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for linaclotide and other product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and in our subsequent SEC filings. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash, and cash equivalents	$98,908	$173,172
Accounts receivable, net	22,604	20,991
Related party account receivable, net	81,182	59,959
Inventory, net	1,735	-
Prepaid expenses and other current assets	8,880	10,216
Restricted cash, short-term	7,676	1,250
Current assets of discontinued operations	-	847
Total current assets	220,985	266,435
Restricted cash, net of current portion	971	6,426
Property and equipment, net	6,665	7,652
Operating lease right-of-use assets	25,569	-
Convertible note hedges	60,720	41,020
Goodwill	785	785
Other assets	26	89
Non-current assets of discontinued operations	-	9,643
Total assets	$315,721	$332,050
Liabilities and Stockholders’ Deficit
Accounts payable	$7,872	$14,891
Related party accounts payable, net	2,036	-
Accrued research and development costs	6,270	2,963
Accrued expenses and other current liabilities	33,982	38,001
Capital lease obligations	-	73
Current portion of deferred rent	-	252
Current portion of 2026 Notes	48,797	47,554
Current portion of operating lease liabilities	11,904	-
Current portion of contingent consideration	-	51
Current liabilities of discontinued operations	-	15,739
Total current liabilities	110,861	119,524
Capital lease obligations, net of current portion	-	158
Deferred rent, net of current portion	-	6,308
Note hedge warrants	50,191	33,763
Convertible senior notes	274,395	265,601
Operating lease liabilities, net of current portion	18,685	-
2026 Notes, net of current portion	78,330	100,537
Other liabilities	2,626	2,530
Total stockholders’ deficit	(219,367)	(196,371)
Total liabilities and stockholders’ deficit	$315,721	$332,050

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Collaborative arrangements revenue	$77,322	$71,207	$143,474	$134,293
Product revenue, net	-	1,096	-	1,731
Sale of active pharmaceutical ingredient	24,893	8,803	27,471	14,237
Total Revenues	102,215	81,106	170,945	150,261
Costs and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	11,313	4,065	12,356	6,672
Write-down of commercial supply and inventory to net realizable value and loss on non-cancellable purchase commitments	-	1,836	-	1,836
Research and development	28,758	23,187	60,956	43,663
Selling, general and administrative	43,246	59,771	92,341	118,716
Amortization of acquired intangible assets	-	3,476	-	6,952
Loss on fair value remeasurement of contingent consideration	-	1,962	-	2,474
Restructuring expenses	490	1,486	3,818	3,908
Gain on lease modification	(3,169)	-	(3,169)	-
Total cost and expenses	80,638	95,783	166,302	184,221
Income (loss) from operations	21,577	(14,677)	4,643	(33,960)
Other (expense) income:
Interest expense	(9,430)	(9,383)	(19,022)	(18,656)
Interest and investment income	668	732	1,404	1,413
(Loss) gain on derivatives	(672)	(809)	3,272	507
Other income	140	-	140	-
Other expense, net	(9,294)	(9,460)	(14,206)	(16,736)
Income (loss) from continuing operations	12,283	(24,137)	(9,563)	(50,696)
Loss from discontinued operations[1]	-	(25,243)	(37,438)	(41,828)
GAAP net income (loss)	12,283	(49,380)	(47,001)	(92,524)

Income (loss) from continuing operations per share- basic and diluted	$ 0.08	$ (0.16)	$ (0.06)	$ (0.33)
Loss from discontinued operations- basic and diluted[1]	-	$ (0.17)	$ (0.24)	$ (0.28)
GAAP net income (loss) per share—basic and diluted[2]	$ 0.08	$ (0.32)	$ (0.30)	$ (0.61)

1  See Discontinued Operations table at the end of this press release for a detailed breakout of net loss from discontinued operations.

2  The inclusion of applicable dilutive securities in its calculation of diluted earnings per share was anti-dilutive for the three months ended June 30, 2019. As a result, diluted earnings per share is equivalent to basic earnings per share for the three and six months ended June 30, 2019.

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2019	2018	2019	2018
Non-GAAP net income (loss)	$ 16,032	$ (32,928)	$ (24,514)	$ (70,775)
Non-GAAP net income (loss) per share (basic and diluted)	$ 0.10	$ (0.22)	$ (0.16)	$ (0.47)

Weighted average number of common shares used in net income (loss) per share — basic and diluted	155,849	151,013	155,405	151,591

Reconciliation of Discontinued Operations

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Costs and expenses included in discontinued operations
Research and development	-	$15,745	$21,792	$31,774
Selling, general and administrative	-	8,592	15,646	9,148
Restructuring expenses	-	906	-	906
Net loss from discontinued operations	-	$25,243	$37,438	$41,828

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income (loss)	$12,283	$(49,380)	$(47,001)	$(92,524)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	672	809	(3,272)	(507)
Amortization of intangible assets	-	3,476	-	6,952
Loss on fair value remeasurement of contingent consideration	-	1,962	-	2,474
Restructuring expenses	490	2,392	3,818	4,814
Separation expenses	2,587	7,813	21,941	8,016
Non-GAAP net income (loss)	$16,032	$(32,928)	$(24,514)	$(70,775)

A reconciliation between diluted GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income (loss) per share – Basic and Diluted	$0.08	$(0.32)	$(0.30)	$(0.61)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.02	0.11	0.14	0.14
Non-GAAP net income (loss) per share – basic and diluted[1]	$0.10	$(0.22)	$(0.16)	$(0.47)

1 Numbers may not add due to rounding.

Reconciliation of GAAP Net Income (loss) from Continuing Operations to
Adjusted EBITDA from Continuing Operations

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income (loss) from continuing operations on a GAAP basis and adjusted EBITDA from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income (loss) from continuing operations	$12,283	$(24,137)	$(9,563)	$(50,696)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	672	809	(3,272)	(507)
Amortization of intangible assets	-	3,476	-	6,952
Fair value remeasurement of contingent consideration	-	1,962	-	2,474
Restructuring expenses[1]	490	1,486	3,818	3,908
Separation expenses[1]	2,587	-	7,477	-
Interest	8,762	8,651	17,618	17,243
Depreciation[1]	851	807	1,539	2,189
Adjusted EBITDA from continuing operations	$25,645	$(6,946)	$17,617	$(18,437)

1  These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2019	2018	2018	2019
LINZESS U.S. net sales	$195,958	$191,826	$357,306	$351,160
Allergan & Ironwood commercial costs and expenses[2]	66,730	76,726	120,045	135,616
Commercial profit on sales of LINZESS	$129,228	$115,100	$237,261	$215,544
Commercial Margin[3]	66%	60%	66%	61%

Ironwood’s share of net profit	64,614	57,550	118,631	107,772
Reimbursement for Ironwood’s selling, general and administrative expenses[4]	10,359	11,713	20,636	22,641
Ironwood’s collaborative arrangement revenue	$74,973	$69,263	$139,267	$130,413

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended, June 30
	2019	2018	2019	2018
LINZESS U.S. net sales	$195,958	$191,826	357,306	$351,160
Allergan & Ironwood commercial costs and expenses[2]	66,730	76,726	120,045	135,616
Allergan & Ironwood R&D Expenses[3]	14,474	15,482	28,090	27,079
Total net profit on sales of LINZESS	$114,754	$99,618	$209,171	$188,465

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.